Exhibit 23

CLARK SCHAEFER HACKETT

STRENGTH IN NUMBERS

Consent Of Independent Registered Public Accounting Firm

Board of Directors

United Community Bancorp

Lawrenceburg, Indiana

We consent to incorporation by reference in Registration Statement No. 333-132939 and 333-138765 on Form S-8 of United Community Bancorp of our Report of Independent Registered Public Accounting Firm, dated September 28, 2011, on the consolidated balance sheets of United Community Bancorp as of June 30, 2011 and 2010, and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for the two years in the period ended June 30, 2011 which reports appear in the 2011 annual report on Form 10-K of United Community Bancorp.

CLARK, SCHAEFER , HACKETT; CO.

Cincinnati, Ohio

September 28, 2011

one east fourth street, ste. 1200

Cincinnati, oh 45202

www.cshco.com

p. 513.241.3111 f. 513.241.1212

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